                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                              ANALOG DEVICES, INC.
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

LOGO

                                                               February 10, 2000

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10.00 a.m. on Tuesday, March 14, 2000, at the Hilton Hotel at Dedham Place, Dedham, Massachusetts.

     Fiscal 1999 was one of the most successful years in ADI's history as our sales and earnings growth accelerated throughout the year and shareholders benefited from a 170% increase in the stock price during fiscal 1999. The results achieved for our shareholders over an even longer period of time are also very impressive. An investment in ADI stock five years ago, at the end of fiscal 1994, would have appreciated at an average growth rate of 34% per year through the end of fiscal 1999. An investment ten years ago, at the end of fiscal 1989, would also have appreciated at an average growth rate of 34% per year through the end of fiscal 1999.

     We believe that we are well positioned for a very good fiscal 2000. While some of our success can be attributed to a strong semiconductor cycle, we are mostly benefiting from our strong new product developments that are aimed at the fastest growing end markets. These opportunities are discussed in the Annual Report and will be discussed in greater detail at the Annual Meeting.

     An important item at the Annual Meeting, recommended unanimously for approval by the Board of Directors, is Proposal 2, which if approved would increase the number of shares available for grant under the Company's Stock Option Plan.

     Like our competitors, ADI has long utilized stock options as an important means of attracting, motivating and retaining talented employees. Stock options have become particularly important in recent years as competition for scarce talent has become intense. Our employees are the most critical resource required for growth in the rapidly changing technological environment in which we compete.

     We believe that the employee stock option plans should have a long-term focus in order to closely align the interests of employees with those of ADI's stockholders. Accordingly, vesting of employee stock options have generally been deferred until three years after the grant date. Options are then exercisable in equal installments of one third each year, on the third, fourth and fifth anniversary of the grant date. The long-term nature of our vesting schedule is quite unusual in our industry and has resulted in a large number of outstanding options at any point in time as compared to other companies in our industry which vest options annually, quarterly, or monthly. Currently, options are outstanding for approximately 28.6 million shares. At January 28, 2000, only 17% of these options were vested while 83% remained unvested.

     In this time of intense competition for talented employees, your support of the Board of Directors' recommendation is important to the Company's ability to attract and retain a talented and motivated workforce. Please review the attached proxy materials and take the time to cast your vote.

     Yours sincerely,

                                 /s/ Ray Stata
                                   RAY STATA
                             Chairman of the Board
                             /s/ Jerald G. Fishman
                               JERALD G. FISHMAN
                     President and Chief Executive Officer

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 14, 2000

To the Stockholders:

     The 2000 Annual Meeting of Stockholders of Analog Devices, Inc. (the "Company") will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 14, 2000 at 10:00 a.m. (Local Time) to consider and act upon the following matters:

        1. To elect three members to the Board of Directors to serve as Class I Directors for a term of three years.

        2. To approve an amendment to the Company's 1998 Stock Option Plan to increase by 17,000,000 the number of shares reserved for issuance under the Plan from 15,000,000 to 32,000,000.

        3. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 28, 2000.

        4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on January 28, 2000 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors,

                                              PAUL P. BROUNTAS, Clerk

Norwood, Massachusetts
February 10, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 14, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on March 14, 2000 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     On January 28, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 176,123,714 shares of Common Stock of the Company, $.16 2/3 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended October 30, 1999 is being mailed to stockholders concurrently with this Notice and Proxy Statement on or about February 10, 2000.

VOTING SECURITIES AND VOTES REQUIRED

     A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Meeting is required for the approval of other matters to be voted at the Meeting.

     Both abstentions and broker non-votes are counted as present for the purpose of determining the existence of a quorum for the transaction of business at the Meeting. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker non-votes are not counted as votes cast or shares voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the table set forth below provides information, as of December 31, 1999, regarding the ownership of the Company's Common Stock by (i) the stockholders known by the Company to own more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group:

                                                          SHARES OF
                                                        COMMON STOCK      PERCENTAGE OF
                 NAME AND ADDRESS OF                    BENEFICIALLY      COMMON STOCK
                 BENEFICIAL OWNER (1)                     OWNED (2)      OUTSTANDING (3)
                 --------------------                   ------------     ---------------
5% Stockholders:
     T. Rowe Price Associates, Inc.(4)................   11,200,900            6.3%
       100 E. Pratt Street
       Baltimore, Maryland 21202
     Massachusetts Financial Services Company(5)......   14,271,333            8.1%
       500 Boylston Street
       Boston, Massachusetts 02116
     FMR Corp.(6).....................................   12,733,130            7.2%
       82 Devonshire Street
       Boston, Massachusetts 02109
     Putnam Investment Management, Inc.(7)............    9,765,134            5.5%
       One Post Office Square
       Boston, Massachusetts 02109
Directors, Nominees for Director and Executive
  Officers:
     John L. Doyle(8).................................       73,014              *
     Jerald G. Fishman(9).............................      180,298              *
     Charles O. Holliday, Jr.(10).....................       10,720              *
     Joel Moses(11)...................................       24,748              *
     F. Grant Saviers(10).............................       10,500              *
     Ray Stata(12)....................................    3,286,711            1.9%
     Lester C. Thurow(13).............................       89,490              *
     Samuel H. Fuller(14).............................       68,500              *
     Brian P. McAloon(15).............................      175,746              *
     Joseph E. McDonough(16)..........................       78,940              *
All directors and officers as a group (16
  persons)(17)........................................    4,733,137            2.7%

---------------

   * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062-9106.

 (2) The number of shares of Common Stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares which the person has the right to acquire within 60 days after December 31, 1999. Unless otherwise indicated, each person referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (3) Number of shares deemed outstanding with respect to any particular stockholder as of December 31, 1999 is 175,504,662 shares, plus any shares subject to options held by the person or persons in question that are exercisable within 60 days after December 31, 1999.

 (4) Represents shares held as of December 31, 1999 based upon information provided to the Company by T. Rowe Price Associates (Price Associates). Price Associates is a registered investment advisor, in which capacity it has sole voting power with respect to 1,154,200 shares and sole dispositive power with respect to 11,200,900 shares. Price Associates expressly disclaims beneficial ownership of all such shares.

 (5) Massachusetts Financial Services Company ("MFS") has filed a Securities and Exchange Commission Schedule 13F-HR reporting the above stock ownership as of September 30, 1999. MFS reports that it has sole voting power with respect to 14,023,802 shares and sole dispositive power with respect to all such shares.

 (6) Represents shares beneficially owned as of December 31, 1999 based upon information provided to the Company by FMR Corp. ("FMR"). Shares beneficially owned by FMR include 11,956,806 shares beneficially owned by Fidelity Management & Research ("Fidelity"), a wholly-owned subsidiary of FMR, and a registered investment adviser, and the balance of the shares are beneficially owned by various other FMR subsidiaries and FMR-controlled entities. FMR has informed the Company that it has sole dispositive power with respect to all 12,733,130 shares and sole voting power with respect to 776,324 of such shares.

 (7) Putnam Investment Management, Inc. ("Putnam") has filed a Securities and Exchange Commission Schedule 13F-HR/A, reporting the above ownership as of December 30, 1999. Putnam reports that it beneficially owns 9,765,134 shares and has the sole power to vote or direct the vote over 232,700 shares.

 (8) Includes options for the purchase of 53,000 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

 (9) Includes options for the purchase of 165,500 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(10) Includes options for the purchase of 10,500 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(11) Excludes 325 shares of Common Stock held by Mr. Moses' wife, as to which Mr. Moses disclaims beneficial ownership. Includes options for the purchase of 21,000 shares of Common Stock held by Mr. Moses which are exercisable within 60 days after December 31, 1999.

(12) Excludes 582,616 shares of Common Stock held by Mr. Stata's wife and 386,878 shares of Common Stock held in charitable trusts for the benefit of Mr. Stata's children, as to which Mr. Stata disclaims beneficial ownership. Includes 2,151,466 shares of Common Stock held in charitable lead trusts. Also includes options for the purchase of 643,333 shares of Common Stock held by Mr. Stata which are exercisable within 60 days after December 31, 1999.

(13) Includes options for the purchase of 72,000 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(14) Includes options for the purchase of 38,500 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(15) Includes options for the purchase of 112,668 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(16) Includes options for the purchase of 13,333 shares of Common Stock which are exercisable within 60 days after December 31, 1999.

(17) Includes options for the purchase of 1,519,167 shares of Common Stock held by eleven officers and five non-employee directors which are exercisable within 60 days after December 31, 1999.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two of which consist of two directors each (Class II and Class III) and one of which consists of three directors (Class I). One class of directors is elected each year to serve for a three-year term. Class II Directors were elected at the 1998 Annual Meeting of Stockholders; Class III Directors were elected at the 1999 Annual Meeting of Stockholders; and Class I Directors will be elected at the Meeting. Members of each class will hold office until their successors have been duly elected and qualified.

     The nominees for Class I Directors, Messrs. Moses, Thurow and Holliday, are presently serving as directors of the Company. Mr. Moses has been a director of the Company since 1982, Mr. Thurow has been a director since 1988 and Mr. Holliday has been a director since 1997. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class I Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of directors.

     Set forth below is the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class I Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 1999, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                         NOMINEES FOR CLASS I DIRECTORS
                 (TERMS WILL EXPIRE AT THE 2003 ANNUAL MEETING)

     JOEL MOSES, age 58, has been a director of the Company since 1982. Mr. Moses has been the D.C. Jackson Professor of Computer Science and Engineering at the Massachusetts Institute of Technology ("MIT") since 1989. Mr. Moses was the Provost of MIT from June 1995 to August 1998, and Dean of the School of Engineering at MIT from January 1991 to June 1995. He was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at MIT from 1981 to 1989.

     LESTER C. THUROW, age 61, has been a director of the Company since 1988. He has been a Professor of Management and Economics at MIT since 1968 and, from 1987 to 1993, was the Dean of MIT's Sloan School of Management. Mr. Thurow also serves as a director of E*TRADE Group, Inc. and Grupo Casa Autrey S.A. de CV.

     CHARLES O. HOLLIDAY, JR., age 51, has been a director of the Company since 1997. He has been Chairman and Chief Executive Officer of E. I. duPont de Nemours and Company ("DuPont") since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998, Chairman of DuPont, Asia Pacific from July 1995 until November 1997, and as President of DuPont, Asia Pacific from November 1990 to October 1995. He was Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Executive Vice President of DuPont, Asia Pacific and global business manager of certain product lines.

                               CLASS II DIRECTORS
                   (TERMS EXPIRE AT THE 2001 ANNUAL MEETING)

     JERALD G. FISHMAN, age 54, has been a director of the Company since 1991. Mr. Fishman has been the President and Chief Executive Officer of the Company since November 1996 and he served as President and Chief Operating Officer of the Company from November 1991 to November 1996. Mr. Fishman served as Executive Vice President of the Company from 1988 to November 1991. He served as the Group Vice President-Components of the Company from 1982 to 1988. Mr. Fishman also serves as a director of Kollmorgen Corporation and Cognex Corporation ("Cognex").

     F. GRANT SAVIERS, age 55, has been a director of the Company since 1997. Since August 1998, Mr. Saviers has been retired. He served as Chairman of Adaptec, Inc. ("Adaptec") from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers also serves as a director of NetSilicon, Inc.

                              CLASS III DIRECTORS
                   (TERMS EXPIRE AT THE 2002 ANNUAL MEETING)

     JOHN L. DOYLE, age 68, has been a director of the Company since 1987. Mr. Doyle has been self-employed as a technical consultant since January 1995. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Mr. Doyle also serves as a director of DuPont Photomasks, Inc. and Xilinx, Inc.

     RAY STATA, age 65, has been a director of the Company since 1965. He has served as the Chairman of the Board of Directors since 1973, as Chief Executive Officer from 1973 to November 1996 and as the President of the Company from 1971 to November 1991. Mr. Stata also serves as a director of INSO Corporation.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee, which held three meetings during the fiscal year ended October 30, 1999. The members of the Audit Committee during the entire fiscal year ended October 30, 1999 were Messrs. Doyle, Moses and Thurow. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the selection, independence, retention and termination, if necessary, of the Company's independent auditors. The Audit Committee also reviews the general scope of the Company's accounting and reporting policies, annual audits and internal control programs, matters relating to internal control systems and fees charged by the independent auditors.

     The Company has a standing Compensation Committee, which held three meetings during the fiscal year ended October 30, 1999. The members of the Compensation Committee during the entire fiscal year ended October 30, 1999 were Messrs. Holliday and Saviers. The principal functions of the Compensation Committee are to make recommendations to the Board of Directors regarding the salaries and bonuses of the corporate officers and to grant stock options and other stock incentives (within guidelines established by the Board of Directors) to officers and employees of the Company.

     The Company has a standing Nominating Committee, which held no meetings during the fiscal year ended October 30, 1999. The members of the Nominating Committee during the entire fiscal year ended October 30, 1999 were Messrs. Doyle and Stata. The principal functions of the Nominating Committee are to nominate persons to serve as members of the Company's Board of Directors, to recommend directors to serve on the various Board Committees and to recommend a successor to the chief executive officer whenever a vacancy occurs for any reason. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by the stockholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See "Deadline for Submission of Stockholder Proposals for the 2001 Annual Meeting."

     During the fiscal year ended October 30, 1999, the Board of Directors of the Company held five meetings (including one teleconference meeting). All directors, during the time which they served as directors, attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

  Fees

     Each Director who is not an employee of the Company is paid an annual fee of $20,000, and $2,500 for attendance at each meeting of the Board and $1,000 for each committee meeting, plus expenses.

  Stock Options

     During fiscal 1999, directors who were not employees of the Company ("Non-Employee Directors") were entitled to participate in the Company's 1994 Director Option Plan ("1994 Director Plan"). Each Non-Employee Director who was a member of the Board of Directors on December 7, 1994 received an option on that date to purchase 10,500 shares of Common Stock and each Non-Employee Director who was first elected to the Board after December 7, 1994 received an initial option on the date of his election to purchase 10,500 shares of Common Stock, increased to 30,000 shares for Non-Employee Directors elected after March 9, 1999. In addition, each Non-Employee Director was entitled to receive an annual option grant of 10,500 shares on each anniversary of the first grant to him under the 1994 Director Plan. Each option granted under the 1994 Director Plan had an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and becomes exercisable, subject to the optionee's continued service as a director of the Company, on a cumulative basis in three equal annual installments on the succeeding three anniversaries of the date of grant. During fiscal 1999, options were granted to each of the Non-Employee Directors for the purchase of 10,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, as follows:
Messrs. Doyle, Moses and Thurow, $28.675 (December 7, 1998); Mr. Saviers, $26.875 (December 10, 1998); and Mr. Holliday, $26.6875 (March 11, 1999). As of
December 31, 1999, options for the purchase of a total of 343,000 (including options granted to directors in December 1999) shares of Common Stock net of forfeitures had been granted under the 1994 Director Plan.

  Replacement of 1994 Director Option Plan

     On December 8, 1999, the Board of Directors, acting pursuant to the power delegated to it under the terms of the plan, unanimously voted to terminate the 1994 Director Option Plan, effective March 14, 2000, the date of the Meeting, and further voted that from and after that date all options granted to Non-Employee Directors shall be granted under the Company's 1998 Stock Option Plan. The 1994 Director Option Plan was terminated because it allows little flexibility both in the timing of the grant of options to Non-Employee Directors and the size of the option grants, primarily because that Plan was approved by the stockholders and any material change in the provisions of that Plan must be submitted for stockholder approval. The 1998 Stock

Option Plan, which was approved by the stockholders, permits the grant of stock options to Directors but does not limit the size of the option grants or specify when the options must be granted. Among other matters considered by the Board of Directors in making the change were the advisability of granting stock options to Non-Employee Directors at or about the same time that the annual option grants are made to the officers and employees of the Company and the ability to adjust the size of the option grants to Non-Employee Directors based upon director option awards by other comparable companies and the trading price of the Company's Common Stock.

TRANSACTIONS WITH RELATED PARTIES

     The Company purchases certain products from Cognex. Mr. Fishman is a director of Cognex. During fiscal 1999, the Company purchased an aggregate of approximately $82,000 of products from Cognex.

     The Company purchases certain products from DuPont. Mr. Holliday is Chairman and Chief Executive Officer of DuPont. During fiscal 1999, the Company purchased an aggregate of approximately $258,000 of products from DuPont and its affiliates.

     During fiscal 1999, the Company made donations to MIT in the aggregate amount of approximately $391,000. Mr. Moses and Mr. Thurow are professors at MIT.

     Management and the Board of Directors believe that these transactions with related parties were effected on terms that were no less favorable to the Company than could be obtained from unaffiliated third parties.

     During fiscal 1999, the Company loaned $135,068 to Ross Brown and $420,251 to Russell K. Johnsen, executive officers of the Company. They used the proceeds to pay withholding taxes due from the vesting of restricted stock awards. These non-interest bearing loans are secured by Common Stock of the Company and are due at the earlier of (a) demand; (b) December 2000; (c) the sale of any portion of the restricted stock; or (d) the termination, respectively, of Mr. Brown's or Mr. Johnsen's employment with the Company. At December 31, 1999, the loan to Mr. Brown had been repaid and the loan to Mr. Johnsen was outstanding.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on October 30, 1999 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                      -------------------------
                                                 ANNUAL COMPENSATION                           AWARDS
                                      -----------------------------------------       -------------------------
                                                                      OTHER           RESTRICTED
                                                                     ANNUAL             STOCK          OPTIONS/        ALL OTHER
        NAME AND                      SALARY         BONUS        COMPENSATION          AWARDS           SARS         COMPENSATION
   PRINCIPAL POSITION      YEAR       ($)(1)        ($)(1)           ($)(2)             ($)(3)          (#)(4)           ($)(5)
   ------------------      ----       ------        ------        ------------        ----------       --------       ------------
Jerald G. Fishman          1999       798,905       528,528          480,369             --                 --(6)        69,849
  President and Chief      1998       726,277       204,019          211,266             --            600,000(7)        92,492
  Executive Officer        1997       660,253       494,684          129,314             --            270,000(8)        90,208
Ray Stata                  1999       353,792       195,659           --                 --                 --(6)        25,459
  Chairman of the Board    1998       422,696       115,973           --                 --            200,000           51,149
                           1997       507,958       349,091           --                 --            100,000           69,546
Brian P. McAloon           1999       377,472       191,463          108,357             --                 --(6)        32,288
  Vice President, Sales    1998       349,511        60,625           52,035           466,375          70,000           37,799
                           1997       323,622       149,147           28,250           345,000          27,000           38,133
Joseph E. McDonough        1999       354,009       179,563          137,373             --                 --(6)        28,433
  Vice President,          1998       327,787        56,857           65,672           466,375          70,000           34,568
  Finance and Chief        1997       302,509       139,477           27,099           345,000          27,000           34,166
  Financial Officer
Samuel H. Fuller           1999       335,500       135,200           13,828             --                 --(6)        13,733
  Vice President,
    Research               1998       228,750        23,230           17,832(10)       948,750          70,000           --
  and Development(9)       1997         --            --              38,500(10)         --              --              --

---------------

 (1) Amounts shown represent compensation earned by the Named Executive Officers in the fiscal years presented, including amounts contributed at the election of these officers to the Company's defined and deferred contribution plans.

 (2) Except as otherwise noted, amounts shown as "Other Annual Compensation" represent amounts earned by the Named Executive Officers at "above market" rates on deferred compensation for each fiscal year.

 (3) The value of restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of the end of fiscal 1999, the number and value of aggregate restricted stock holdings were as follows: 60,000 shares ($3,191,250) by Mr. McAloon; 60,000 shares ($3,191,250) by Mr. McDonough;
     and 30,000 shares ($1,595,625) by Mr. Fuller.

 (4) Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally becomes exercisable, subject to the optionee's continued service as an employee of the Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant (except as noted in notes (7) and (8) below).

 (5) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's retirement arrangements.

 (6) There were no options granted by the Company to the Named Executive Officers during the fiscal year ended October 30, 1999. However, on November 30, 1999, Messrs. Fishman, Stata, McAloon, McDonough and Fuller were granted options to purchase 300,000, 100,000, 55,000, 55,000 and 40,000 shares of Common Stock, respectively, at an exercise price of $57.50, the fair market value per share on the date of grant. Options granted to Messrs. Fishman, Stata, McAloon, McDonough and Fuller become exercisable on a cumulative basis with respect to one-third of the option shares on each of the third, fourth and fifth anniversaries of the date of the option grant.

 (7) Consists of two options with respect to 300,000 shares each, (a) the first of which is exercisable, subject to Mr. Fishman's continued service as an employee of the Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversary of the date of grant, and (b) the second of which is not exercisable until the fifth anniversary of the date of grant, except that it becomes exercisable after three years (in three equal installments) in the event that the Company terminates Mr. Fishman's employment for any reason other than for cause after the third anniversary but prior to the fifth anniversary of the grant date.

 (8) Option is not exercisable until the fifth anniversary of the date of grant.

 (9) Mr. Fuller was elected an executive officer of the Company effective February 18, 1998, previous to which Mr. Fuller served as a Non-Employee Director of the Company. Mr. Fuller ceased being a director of the Company effective March 9, 1999. Amounts reflected in the table includes compensation paid to Mr. Fuller in all capacities during the fiscal years indicated.

(10) Includes amounts paid to Mr. Fuller for services as a Non-Employee Director of the Company.

OPTION GRANTS

     There were no options granted by the Company to the Named Executive Officers during the fiscal year ended October 30, 1999. Following the end of fiscal 1999, on November 30, 1999, Messrs. Fishman, Stata, McAloon, McDonough and Fuller were granted options to purchase 300,000, 100,000, 55,000, 55,000 and 40,000 shares of Common Stock, respectively, at an exercise price of $57.50, the fair market value per share on the date of grant.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended October 30, 1999 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on October 30, 1999:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                    VALUE OF
                                                                                   UNEXERCISED
                                                              NUMBER OF           IN-THE-MONEY
                                                             UNEXERCISED             OPTIONS
                                  SHARES                  OPTIONS AT FISCAL    AT FISCAL YEAR-END
                                 ACQUIRED                     YEAR-END               ($)(2)
                                    ON         VALUE      -----------------   ---------------------
                                 EXERCISE    REALIZED       EXERCISABLE/          EXERCISABLE/
             NAME                  (#)        ($)(1)        UNEXERCISABLE         UNEXERCISABLE
             ----                --------    ---------    -----------------   ---------------------
Jerald G. Fishman..............  250,111     8,986,592     11,903/1,440,000      549,294/56,565,000
Ray Stata......................       --            --     486,666/ 523,334   21,266,625/20,470,650
Brian P. McAloon...............   25,000       835,808      69,335/ 158,667    3,010,540/ 6,268,762
Joseph E. McDonough............   53,333     1,791,648          --/ 153,667           --/ 6,054,075
Samuel H. Fuller...............   23,000       738,208     28,500/   90,500      963,004/ 3,401,554

---------------

(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on the last business day of fiscal 1999 and the exercise price of the option, multiplied by the number of shares subject to the option.

SEVERANCE AND OTHER AGREEMENTS

     The Company has Employee Retention Agreements (the "Agreements") with each of its 11 current executive officers and with 29 additional key managers. The Retention Agreements are automatically extended on an annual basis unless the Company provides at least three months' notice that an agreement will not be extended. The Retention Agreements provide for severance benefits if either (i) the employment of the employee is terminated by the Company (other than for cause or by reason of his death or disability) or by the employee for Good Reason (as defined in the Retention Agreements) within 24 months after a Change in Control (as defined in the Retention Agreements) which is approved by the Board of Directors; or (ii) the employment of the employee terminates or is terminated for any reason (other than for cause or by reason of his death or disability) within 12 months after a Change in Control which is not approved by the Board of Directors. Each Retention Agreement provides that, in the event of a Potential Change in Control (as defined in the Retention Agreements), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Retention Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the aggregate cash bonuses paid or awarded to him in respect of the four fiscal quarters preceding his termination (299% in the case of 11 of the 40 employees who are parties to such agreements, including Messrs. Stata, Fishman, McAloon, McDonough and Fuller); and (ii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, to the extent that payments to the employee pursuant to his Retention Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Retention Agreement provides for the payment of an additional amount such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

     The Company's Employee Change in Control Severance Policy and Senior Management Change in Control Severance Policy provide each employee of the Company (other than those who are party to Retention Agreements) with a lump-sum severance payment, based on length of service with the Company, in the event of the termination of his or her employment under certain circumstances within 18 months after a Change in Control (as defined in such policies). Such severance payments range from a minimum of two weeks of annual base salary (for an hourly employee with less than five years of service) to a maximum of 104 weeks of base salary plus an amount equal to the aggregate cash bonuses paid or awarded to the employee in respect of the four fiscal quarters preceding termination (for a senior management employee with at least 21 years of service).

     In addition to the foregoing agreements and policies, certain of the Company's stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any "Change in Control" (as defined in such plans) of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All executive officers are reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1999 as they affected each of the executive officers.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent, the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and equity in the form of stock options and restricted stock awards.

     -  CASH COMPENSATION

          Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. The Company also regularly compares its pay practices with other leading companies through reviews of survey and proxy data.

          Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

          The cash bonus is tied directly to the attainment of financial performance targets approved by the Board of Directors. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization to reflect the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. The cash bonus is dependent solely on corporate performance.

          All of the Company's employees, including its executive officers, participated in the Company's bonus plan (the "Bonus Plan") in fiscal 1999, except those employees on commission plans or in some non-U.S. locations. The purpose of the Bonus Plan is to recognize and reward the contribution of all employees in achieving the Company's goals and objectives. In fiscal 1999, the Bonus Plan provided for the payment of a semi-annual cash bonus based on the average of the Company's revenue growth over the same period in the prior year, the Company's Operating Profit Before Taxes ("OPBT") as a percentage of revenue and the Company's return on operating assets ("ROA"). Each employee, including executives, is assigned a Bonus Target, calculated as a percentage of such employee's base salary, determined by comparing competitive data by position. Depending on revenue growth, OPBT and ROA levels achieved, the cash bonus is paid as a multiple of the Bonus Target, ranging from zero to a maximum of 3.0.

     -  EQUITY OWNERSHIP

          Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of the Company's stock ownership program is to (i) reinforce the mutuality of long-term interests between employees and the stockholders; and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to the Company's success.

          The design of the Company's stock programs includes longer vesting periods to optimize the retention value of these options and to orient the Company's managers to longer-term success. Generally, stock options vest in three equal installments on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant. Restricted stock awards vest 100% after five years. Generally, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they tend to increase the number of options outstanding compared to companies with shorter vesting schedules.

          The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company is set at 100% of the fair market value per share on the date of grant. Prior to determining any option grants to the Company's executives (as described below), the Compensation Committee reviews survey information of the stock option programs of competitors and other companies with comparable capitalizations. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule, and not by the Compensation Committee.

          The Company's 1991 Restricted Stock Plan provides for the award of restricted stock for a nominal, if any, purchase price. Shares awarded under the plan are subject, for a period of five years (the "Restricted Period"), to certain restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If the employment of a recipient of an award is terminated prior to the end of the Restricted Period for any reason other than death or disability, all shares of Common Stock covered by the award shall be offered promptly for resale by the recipient to the Company at the original purchase price per share. Since the restricted shares are issued at nominal consideration, the entire value of the shares will constitute additional compensation to the individual at the time of vesting.

  Chief Executive Officer Fiscal 1999 Compensation

     Mr. Fishman, in his capacity as President and Chief Executive Officer, is also eligible to participate in the same executive compensation program available to the Company's other senior executives. The Compensation Committee has set Mr. Fishman's total annual compensation, including compensation derived from the Company's bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 1999, Mr. Fishman's annual base salary was increased $73,920 from $739,200 to $813,120. He was awarded a fiscal 1999 bonus of $528,528 which represented approximately 102% of his Bonus Target (based on a target bonus of 65% of his base salary received during fiscal 1999), reflecting the Company's attainment of revenue growth of 36%, OPBT of 19% and ROA of 16% for the second half of fiscal 1999. No bonus was paid during the first half of fiscal 1999.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any one of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Committee does not currently intend to qualify the Bonus Plan as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                            Compensation Committee,
                                            Charles O. Holliday, Jr., Chairman
                                            F. Grant Saviers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Holliday and Saviers, neither of whom has been an officer or employee of the Company at any time.

     The Company purchases certain products from DuPont. Mr. Holliday is Chairman and Chief Executive Officer of DuPont. During fiscal 1999, the Company purchased an aggregate of approximately $258,000 of products from DuPont and its affiliates.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee, except that Mr. Stata serves as a member of the Executive Committee and the Salary Subcommittee of the Executive Committee of MIT and Mr. Moses and Mr. Thurow, who are professors at MIT, serve as members of the Company's Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 31, 1994 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index. This graph assumes the investment of $100 on October 30, 1994 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index and assumes dividends are reinvested. Measurement points are at October 31 for each respective year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ANALOG DEVICES, INC., THE S&P 500 INDEX
                           AND S&P TECHNOLOGY SECTOR

                                                                                                            S & P TECHNOLOGY
                                                  ANALOG DEVICES, INC.              S & P 500                    SECTOR
                                                  --------------------              ---------               ----------------
10/31/94                                                 100.00                      100.00                      100.00
10/31/95                                                 151.57                      126.44                      151.44
10/31/96                                                 163.64                      156.91                      183.22
10/31/97                                                 256.47                      207.30                      267.15
10/31/98                                                 166.78                      252.89                      354.63
10/31/99                                                 446.33                      317.80                      590.38

                APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN

THE AMENDMENT

     INCREASE IN SHARES AUTHORIZED UNDER THE OPTION PLAN. The Board of Directors believes that the 1998 Stock Option Plan (the "1998 Plan" or the "Option Plan") allows the Company to attract and retain the talented, motivated employees who are essential to the Company's continued growth and success. On December 8, 1999, the Board of Directors adopted, subject to stockholder approval, an amendment to the Option Plan which would increase by 17,000,000 the number of shares reserved for issuance thereunder from 15,000,000 to 32,000,000. As of December 31, 1999, 10,000 shares had been issued under the Option Plan, and an additional 14,161,900 shares were reserved for issuance upon exercise of outstanding unexercised options leaving a balance of 828,100 shares available for future option grants. The Board of Directors believes it is in the best interest of the Company to increase the number of shares available for issuance under the Option Plan so that the Company can remain competitive in its compensation practices.

     TERMINATION OF RIGHT TO REPRICE OPTIONS. In addition, at its meeting on December 8, 1999, the Board of Directors voted to delete Section 7 of the Option Plan which permits the repricing of stock options or the substitution of new stock options for outstanding stock options at a lower exercise price than the exercise price of the originally granted options. The Board of Directors determined that the elimination of the repricing provision from the Option Plan is in the best interests of the Company and the stockholders and more closely aligns the interests of its officers and employees with those of its stockholders.

PLAN ADMINISTRATION

     The 1998 Plan is administered by the Board. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Plan and to interpret the provisions of the 1998 Plan. Pursuant to the terms of the 1998 Plan, the Board may delegate authority to one or more committees of the Board, and subject to certain limitations, to one or more executive officers of the Company. The Board has authorized the Compensation Committee (composed solely of outside directors) to administer the 1998 Plan, including the grant of options to executive officers. The Compensation Committee or any executive officer to whom the Compensation Committee may delegate authority selects the recipients of options and determines (i) the number of shares of Common Stock covered by the options, (ii) the dates upon which such options become exercisable, (iii) the exercise price of such options and (iv) the duration of such options.

     The 1998 Plan provides for appropriate adjustments to the shares authorized for issuance under the 1998 Plan and to any outstanding options to reflect stock dividends, stock splits, recapitalizations and certain other similar events. If any option expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such option will again be available for grant under the 1998 Plan to the extent permitted by applicable laws.

     The 1998 Plan is designed to meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code ("Code") with respect to certain compensation. Under the Code, the Company may not deduct compensation paid to certain executive officers to the extent that aggregate compensation exceeds $1 million in any one year for any one such officer. Section 162(m) provides exceptions for performance-based compensation meeting certain requirements.

STOCK OPTIONS

  Eligibility

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted options under the 1998 Plan. Under present law, however, incentive stock options may only be granted to employees. To satisfy the requirements of Section 162(m) of the Code, the 1998 Plan provides that the maximum number of shares upon which options may be granted to an optionee may not exceed 750,000 shares in any calendar year.

  Option Exercise Price; Option Exercise

     The 1998 Plan provides for the grant of incentive stock options (intended to qualify under Section 422 of the Code) and non-statutory options at specified option exercise prices. The exercise price of each option shall not be less than 100% (110% in the case of incentive stock options granted to 10% or greater stockholders) of the fair market value of the Common Stock at the time the option is granted.

     Options shall vest and be exercisable in such installments and during such periods as may be fixed by the Compensation Committee at the time of grant. Generally, the vesting of options will be subject to continued employment by the Company; however, the Compensation Committee has the authority to accelerate vesting at its discretion. Incentive stock options may not be exercisable after the expiration of ten years from the date of grant.

  Payment

     Payment of the exercise price shall be made upon exercise of all or a portion of any option. The 1998 Plan permits the Board to determine the manner of payment of the exercise price of options, including payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

  Termination of Employment

     Termination of employment with the Company shall terminate remaining rights under options then held, provided, that vested options will generally be exercisable for a specified period of time after termination; and the length of such period will vary depending on the reason for termination, e.g., termination with or without cause, or by reason of death or disability. The Compensation Committee may extend the post-termination period of exercisability of an option provided that the extension does not extend the original maximum term of the option.

  Transferability of Options

     Except as the Compensation Committee may otherwise provide, options shall not be transferable other than by will or the laws of descent and distribution. Options are exercisable during the optionee's lifetime only by the optionee, or by the optionee's authorized representative in case of the optionee's disability or incapacity.

LIQUIDATION; CHANGE IN CONTROL; ACQUISITION EVENT

     The 1998 Plan provides that in the event of a liquidation or dissolution of the Company, all then unexercised options, including unvested options, shall become exercisable in full prior to the effective date of the liquidation or dissolution.

     In the event of a Change in Control, one-half of the shares of Common Stock subject to then outstanding non-vested options shall become immediately exercisable and the remaining one-half of the non-vested options shall continue to vest in accordance with the original vesting schedules of such options, provided that any remaining non-vested options held by an optionee shall vest and become exercisable in full if, on or prior to the first anniversary of the Change in Control, such optionee's employment is terminated without Cause or for Good Reason.

     A Change in Control occurs if: (i) any person becomes a beneficial owner of 30% or more of the Company's outstanding shares of Common Stock, subject to certain specified exceptions; (ii) if and when a majority of the members of the Board is comprised of individuals who were not members of the Board on the date of adoption of the 1998 Plan ("Controlling Directors") or who were not nominated or elected subsequent to that date by at least a majority of the Controlling Directors; or (iii) the Company's stockholders approve a merger, consolidation, reorganization or statutory share exchange involving the Company or a sale of all or substantially all of the assets of the Company, unless the owners of the Company's voting stock immediately prior to such event own more than 50% of the Company's outstanding voting stock immediately after such event and no person owns 30% or more of the outstanding shares of the acquiring entity or of the combined voting power of the acquiring entity. The acceleration of the vesting of options in the event of a Change in Control may have the incidental effect of increasing the net costs of such change, and, theoretically, could render a Change in Control more difficult or discourage it.

     The 1998 Plan also provides that if an Acquisition Event occurs, the Board shall provide that all the outstanding options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, including all non-vested options, will become exercisable in full and will terminate immediately prior to the consummation of the Acquisition Event except to the extent previously exercisable. If such options are assumed or replaced with substituted options, they will continue to vest in accordance with their original vesting schedules; provided, however, that if the Acquisition Event also constitutes a Change in Control, one-half of the then outstanding non-vested options shall become immediately exercisable in full and the remaining one-half held by an optionee shall vest and become exercisable if, on or prior to the first anniversary of the Acquisition Event, such optionee's employment is terminated without Cause or for Good Reason.

     An "Acquisition Event" means (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange.

     "Good Reason" means any significant diminution in an optionee's title, authority or responsibilities after a Change in Control or Acquisition Event, a reduction in compensation or a relocation of the optionee beyond a specified distance; and "Cause" means willful failure by an optionee to perform his or her material responsibilities to the Company or willful misconduct by the Optionee which affects the business reputation of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1998 Plan and with respect to the sale of Common Stock acquired under the 1998 Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an Incentive Stock Option ("ISO"), but instead will recognize taxable income only upon the sale of Common Stock acquired through the exercise of an ISO. The exercise of an ISO, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling Common Stock acquired upon exercise of an ISO ("ISO Stock") will vary with the length of time that the participant has owned the ISO Stock prior to the time it is sold. If the participant sells ISO Stock at least two years after the date the option was granted (the "Grant Date") and one year after the date the option was exercised (the "Exercise Date"), then the participant will recognize a long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price and less than two years after the Grant Date or one year after the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize a capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Non-statutory Stock Options

     As in the case of an ISO, a participant will not recognize taxable income upon the grant of a non-statutory stock option ("NSO"). Unlike the case of an ISO, however, a participant who exercises a NSO generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise of the NSO ("NSO Stock") over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize a capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. The capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more then one year prior to the date of the sale.

  Maximum Income Tax Rates on Capital Gain and Ordinary Income

     Long-term capital gains will be taxable at a maximum rate of 20% if attributable to Common Stock held for more than eighteen months and at a maximum rate of 28% if attributable to Common Stock held for more than one year but not more than eighteen months. Short-term capital gains and ordinary income will be taxable at a maximum rate of 39.6%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income will also be subject to a medicare tax and, under certain circumstances, a social security tax.

  Tax Consequences to the Company

     The grant of an option under the 1998 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an ISO nor the sale of any Common Stock acquired under the 1998 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Plan or as a result of the exercise of a NSO or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the 1998 Plan who are employees or otherwise subject to withholding in connection with the exercise of a NSO.

     The Board of Directors believes approval of the amendment to the 1998 Stock Option Plan is in the best interests of the Company and its stockholders and recommends a vote FOR its approval.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending October 28, 2000. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. The Company expects to pay CIC less than $10,000 for such services. In addition to solicitations by mail, CIC and the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Norwood, Massachusetts not later than October 9, 2000 for inclusion in the proxy statement for that meeting.

     In connection with the 2001 Annual Meeting of Stockholders, if the Company does not receive notice of a matter or proposal to be considered by December 26, 2000, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such Annual Meeting, if such matter or proposal is raised at such Annual Meeting.

                                            By Order of the Board of Directors,

                                              PAUL P. BROUNTAS, Clerk

February 10, 2000

     MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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

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

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

                                                                SKU #520-PS-2000

                                     PROXY

                              ANALOG DEVICES, INC.

                ANNUAL MEETING OF STOCKHOLDERS - MARCH 14, 2000


     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 14, 2000, at 10:00 a.m. (Local Time) and at any adjournment thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                PLEASE FILL IN, DATE, AND MAIL THIS PROXY IN THE
                     ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

---------------                                                  --------------
  SEE REVERSE                                                      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  --------------

                                  DETACH HERE


/X/ Please mark
    votes as in
    this example.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS SET FORTH BELOW.

1.  Election of Class I Directors for a term of three years
    (for all nominees except as marked below).

           FOR     / /                / /  WITHHELD
           ALL                             FROM ALL
         NOMINEES                          NOMINEES


    / /___________________________________________________
       For all nominees except as noted above
                                                FOR      AGAINST     ABSTAIN
2.  To approve an amendment to the              / /        / /         / /
    Company's 1998 Stock Option Plan to
    increase by 17,000,000 the number of
    shares reserved for issuance under the
    Plan from 15,000,000 to 32,000,000.

                                                FOR      AGAINST     ABSTAIN
3.  To ratify the selection by the Board of     / /        / /         / /
    Directors of Ernst & Young LLP as the
    Company's independent auditors for the
    fiscal year ending October 28, 2000.

4. To transact such other business as may property come before the meeting or any adjournment or adjournments thereof.

      MARK HERE    / /                     MARK HERE   / /
    FOR ADDRESS                           IF YOU PLAN
     CHANGE AND                            TO ATTEND
    NOTE AT LEFT                          THE MEETING

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.


Signature:________________Date:_______  Signature:__________________Date:_______